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                  INDEPENDENT AUDITORS' CONSENT

To The Board of Trustees and Shareholders of
Churchill Cash Reserves Trust:

We consent to the use of our report dated October 20, 2000 with respect to Churchill Cash Reserves Trust incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Transfer Agent, Custodian, and Auditors" in the Statement of Additional Information.



/s/KPMG LLP
KPMG  LLP

New York, New York
January 26, 2001